EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT



                                     between



                              TENNESSEE WALKER LTD.
                           a Texas limited partnership

                                    "SELLER"



                                       and



                           AMERIVEST PROPERTIES, INC.,
                             a Maryland corporation

                                     "BUYER"



                               Dated June 17, 2002


             (Parkway Centre II, 2805 Dallas Parkway, Plano, Texas)


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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.       Binding Agreement....................................................1
2.       Definitions..........................................................1
3.       Sale and Purchase of Assets..........................................3
4.       Purchase Price and Method of Payment; Establishment of Escrow........4
5.       Contingencies........................................................4
6.       Condition of Title; Title Insurance Policy..........................10
7.       Closing.............................................................10
8.       Possession..........................................................16
9.       Change in Property..................................................16
10.      Additional Covenants of Seller......................................17
11.      Representations and Warranties of Seller............................18
12.      Limitation on Seller Representations and Warranties.................21
13.      Representations and Warranties of Buyer.............................22
14.      Survival of Covenants, Agreements, Representations and Warranties...23
15.      Time of the Essence.................................................23
16.      Remedies on Default.................................................23
17.      Further Assurances..................................................23
18.      Entire Agreement....................................................24
19.      Confidentiality.....................................................24
20.      Notices.............................................................25
21.      Assignment..........................................................26
22.      Attorneys' Fees.....................................................26
23.      Captions and Pronouns...............................................26
24.      Governing Law.......................................................26
25.      Counterparts........................................................26
26.      Provisions Severable................................................26
27.      Successors and Assigns..............................................27
28.      No Waiver...........................................................27
29.      Construction........................................................27
30.      Joint Preparation...................................................27
31.      No Partnership, Third Person........................................27
32.      Time of Performance.................................................27
33.      No Recording........................................................27
34.      IRS Real Estate Sales Reporting.....................................28
35.      Entire Agreement....................................................28
36.      Acceptance..........................................................28
37.      Loan Assumption.....................................................28


                                      (i)

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                                   EXHIBITS
                                   --------

Exhibit A.........Legal Description of Real Property

Exhibit B.........List of Current Leases

Exhibit B-1.......Schedule of Tenant Defaults

Exhibit B-2.......Unpaid Leasing Commissions

Exhibit B-3.......Rent Roll

Exhibit B-4.......Estoppel Certificate

Exhibit B-5.......Incomplete Landlord Work Under Leases

Exhibit C.........Diligence Materials

Exhibit D.........Special Warranty Deed

Exhibit E.........Bill of Sale

Exhibit F.........Assignment of Leases

Exhibit G.........Omnibus Assignment

Exhibit H.........FIRPTA Certificate

Exhibit I.........Schedule of Contracts


                                      (ii)


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                           PURCHASE AND SALE AGREEMENT
                           ---------------------------
                               (Parkway Centre II)


     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 17th day of June, 2002 ("Effective Date"), by and between TENNESSEE WALKER LTD., a Texas limited partnership ("Seller"), and AMERIVEST PROPERTIES, INC., a Maryland corporation ("Buyer").

     1. Binding Agreement. Seller desires to sell, transfer and assign the Assets described in Section 2.1 to Buyer and Buyer desires to purchase and acquire the Assets from Seller, upon and subject to the terms, conditions and provisions of this Agreement. Seller and Buyer, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree that the following constitutes the entire and binding agreement between Seller and Buyer for the purchase, sale and transfer of the Assets.

     2. Definitions. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them below:

          2.1 Assets. The Real Property, Improvements, Personal Property, Contracts, Leases and all other rights, privileges and appurtenances owned by Seller and in any way related to the Real Property and such other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned or conveyed by Seller to Buyer.

          2.2 Buyer Closing Contingencies. As provided in Section 5.2.

          2.3 Closing. The proceedings at which Seller shall execute and deliver to or for Buyer's benefit the instruments to transfer to Buyer all of the Assets, and otherwise perform the obligations to be performed by Seller under this Agreement, and at which Buyer shall pay the Purchase Price and otherwise perform the obligations to be performed by Buyer under this Agreement.

          2.4 Closing Date. The date which is ten (10) days following the later to occur of (i) the expiration of the Contingency Period and (ii) the date Lender approves Buyer's assumption of the Loan (the "Outside Date"); provided, however, if any of the conditions precedent to Buyer's performance under this Agreement are satisfied on a date which is less than ten (10) days prior to the Outside Date, the Closing Date shall be extended, at Buyer's option, to the tenth (10th) day (or the second business day thereafter if the tenth (10th) day is not the second business day after a weekend or a holiday) after Buyer's receipt of written evidence that such condition has been satisfied. Further, the Closing Date may be extended as provided in accordance with Section 5.1.1.5 below. Notwithstanding anything to the contrary contained in this Agreement, if Closing has not occurred by August 15, 2002 (the "Outside Closing Date") for any reason, other than a default by either Seller or Buyer hereunder, then either party may terminate this Agreement by written notice delivered to the other party at any time following the Outside Closing Date, and neither party shall thereafter have any rights, duties or obligations hereunder (with the exception of any indemnities or other obligations that are expressly stated herein to survive termination of this Agreement).

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          2.5 Contingency Date. The date which is thirty (30) days following the later of (i) the Effective Date and (ii) the date Buyer receives the Diligence Materials.

          2.6 Contingency Period. The period from the Date Buyer began investigating the Assets through and including 5:00 P.M., Dallas, Texas time, on the Contingency Date.

          2.7 Contracts. The service, utility, maintenance, management and other contracts and agreements described in Exhibit I attached hereto and incorporated herein by this reference, and all of Seller's transferable or assignable warranties, representations, contract rights and miscellaneous rights, benefits or privileges with respect to the Assets, including but not limited to, warranties by contractors, subcontractors, architects, engineers, manufacturers, suppliers and materialmen, if any, and copies of all plans, specifications and blueprints of the Improvements or any portion thereof.

          2.8 Deed. As provided in Section 7.2.1.

          2.9 Deposit. As provided in Section 4.1.1 below.

          2.10 Diligence Materials. As defined in Section 5.7 below.

          2.11 Equipment. All furniture, furnishings and equipment located in or on the Real Property or used in connection with the Real Property which are owned or leased by Seller.

          2.12 Escrowee. Republic Title of Texas, Inc., whose address is 2626 Howell Street, 10th Floor, Dallas, Texas 75204; Attn: Ms. Janine N. Barber;
Telephone: (214) 855-8863; Facsimile: (214) 855-8898.

          2.13 Improvements. All buildings, structures, fixtures or other improvements now or hereafter attached or appurtenant to, or forming part of, the Real Property.

          2.14 Initial Buyer Contingencies. As provided in Section 5.1 below.

          2.15 Intangibles. All licenses, warranties, trade names, other general intangibles, directly or indirectly related to the Real Property, Contracts, Leases and Equipment, if any, including, without limitation, any trade name relating to the identity of the Real Property.

          2.16 Lender. J.P. Morgan Mortgage Capital, or its successors and assigns as holder of the Loan Documents.

          2.17 Leases. As provided in Section 11.8 below.

          2.18 Lien Assumption Costs. Any and all costs, expenses or other fees, including, without limitation, any review fees, transfer fees and other costs, expenses and fees provided for in the Loan Documents or otherwise, associated with assuming the Loan. The Lien Assumption Costs shall be paid by Buyer to the Lender at the Closing. Buyer hereby agrees to indemnify, defend and hold harmless Seller for any and all Lien Assumption Costs and any claims, costs or damages suffered or incurred by Seller arising out of Buyer's assumption of the Loan or attempt to assume the Loan, unless Seller defaults hereunder, in which case Seller shall pay all Lien Assumption Costs and shall indemnify, defend and hold harmless Buyer for any and all Lien Assumption Costs and any claims, costs

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or damages suffered or incurred by Buyer arising out of Buyer's assumption of the Loan or attempt to assume the Loan. These indemnification obligations shall survive the Closing or earlier termination of this Agreement.

          2.19 Loan. The loan evidenced by the Loan Documents.

          2.20 Loan Documents. That certain (i) Promissory Note dated July 30, 2001 in the original principal sum of Seventeen Million and No/100 Dollars ($17,000,000.00) executed and delivered by Seller and payable to the order of Lender, (ii) Deed of Trust and Security Agreement dated July 30, 2001, made and entered into by and among Seller, as borrower, Mark. M. Sloan, as trustee, and Lender, as beneficiary, and (iii) all other loan documents evidencing such loan in Seller's possession

          2.21 New Leases. As provided in Section 7.5.9 below.

          2.22 Opening of Escrow. The date upon which a fully executed original of this Agreement has been deposited with Escrowee.

          2.23 Permitted Title Exceptions. Those certain liens, encumbrances, easements, reservations, restrictions and other matters set forth in the Title Commitment and approved or deemed approved by Buyer in accordance with Section
5.1.1 below.

          2.24 Personal Property. Collectively, the Equipment, Supplies, Contracts and Intangibles.

          2.25 Real Property. The real property as described in Exhibit A, together with (i) all Improvements; and (ii) all easements, rights-of-way, privileges, entitlements, permits, approvals, licenses, appurtenances and other rights and benefits in any way related to, such real property and Improvements, which Real Property is located at 2805 Dallas Parkway, Plano, Texas.

          2.26 State. The State of Texas.

          2.27 Supplies. Any and all items of consumable personal property owned by Seller and located on or in the Real Property or used by Seller in connection with the use, operation and maintenance of the Real Property.

          2.28 Survey. As defined in Section 5.1.1.2 below.

          2.29 Tenant. As defined in Section 11.8 below.

          2.30 Title Insurer. As defined in Section 5.1.1.1 below.

          2.31 Title Commitment. The commitment for title insurance issued pursuant to Section 5.1.1.1 below.

     3. Sale and Purchase of Assets. At the Closing, in consideration of and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Assets at the Purchase Price provided in Section 4.1 below.

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     4.   Purchase Price and Method of Payment; Establishment of Escrow.


          4.1 Purchase Price. The purchase price for the Assets ("Purchase Price") shall be Twenty-Two Million and No/100 Dollars ($22,000,000.00) in United States funds, subject to the adjustments and prorations provided for under this Agreement, including, without limitation, a deduction equal to the sum of the Deposit plus the outstanding principal and accrued and unpaid interest on the Loan as of the Closing Date.

              4.1.1 Deposit. On or before the first business day following the Opening of Escrow, Buyer shall deliver to Escrowee funds in the amount of Two Hundred Thousand Dollars ($200,000.00) ("Deposit") either in cash or by wire transfer of federal funds.

              4.1.2 Application of Deposit. Escrowee is hereby authorized and directed to deposit the Deposit in an interest bearing account with an institution insured by the FDIC. All interest earned on the Deposit shall be deemed a part of the Deposit for all purposes under this Agreement. If this purchase and sale transaction is consummated, the Deposit, including the interest accrued thereon, shall be applied against the Purchase Price at Closing.

          4.2 Balance of Purchase Price. The balance of the Purchase Price, being the difference between the Purchase Price and the sum of the (i) Deposit plus (ii) the outstanding principal and accrued and unpaid interest on the Loan as of the Closing Date, shall be paid by Buyer to Seller in cash through escrow by wire transfer of federal funds.

          4.3 Establishment of Escrow. The provisions of this Agreement shall constitute joint escrow instructions by Seller and Buyer to Escrowee; provided, however, that Buyer and Seller shall execute such additional escrow instructions as may be reasonably requested by Escrowee and that are mutually satisfactory to Seller and Buyer and which are not inconsistent with the provisions hereof. If there is any conflict or inconsistency between any provision of this Agreement and any provision in the escrow instructions, the provisions of this Agreement shall control. Escrowee's fees for acting as Escrowee shall be paid equally by Buyer and Seller.

     5.   Contingencies.

          5.1 Initial Buyer Contingencies. The obligation of Buyer to purchase and acquire the Assets from Seller is contingent upon Buyer's approval or waiver (to be exercised in its sole and absolute discretion) of the following conditions ("Initial Buyer Contingencies") on or before expiration of the applicable deadlines as hereinafter set forth.

              5.1.1 Buyer's Approval of the Title Commitment and Survey.

                    5.1.1.1 Within ten days after the Effective Date, Seller
               shall obtain a current (i.e., no more than 30 days old) commitment for an owner's policy of title insurance from Escrowee, to be underwritten by Chicago Title Company ("Title Insurer"), for the Real Property, together with copies of all instruments of record referred to therein ("Title Commitment").

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                    5.1.1.2 Within 10 days after the Effective Date, Seller
               shall deliver to Buyer, at Seller's expense, a current (i.e., no more than 30 days old) as-built survey of the Real Property, identifying any flood zone designations and showing all access and off-site appurtenant easements; Seller shall use its good faith efforts to cause the Survey to meet the Accuracy Standards for an Urban Survey (as adopted by ALTA and ACSM) currently in effect and otherwise be prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1997, including items 1-4, 6-11 and 13 through 16, inclusive of Table A thereof (the "Survey"). Seller shall cause the Survey to be certified to Seller, Buyer, Title Insurer and Lender, and shall cause a copy of any such Survey (and any revisions thereof) to be delivered to Buyer and its legal counsel at the same time any such Survey is delivered to Seller.

                    5.1.1.3 Buyer shall have until the tenth (10th) day
               following Buyer's receipt of the last of the Title Commitment, legible copies of all title exception documents listed therein and the Survey (the "Title Review Period"), to approve or disapprove, in Buyer's sole and absolute discretion, the Title Commitment and the Survey for the Property by delivering written notice to Seller ("Buyer's Title Notice") specifying for each title defect or matter which needs to be cured by Seller ("Title Defect") and each Title Company requirement ("Title Requirement") which must be satisfied by Seller in order for the "Approved Title Policy" (as defined below) to be issued for the Property at the Closing. For purposes of this Agreement, the term "Approved Title Policy" shall mean a Texas form T-1 owner's title policy to be issued by the Title Insurer, in the form (including the deletion of the boundary exception) and with the exceptions and endorsements acceptable to Buyer, designated to Seller by Buyer either as part of Buyer's Title Notice or separately in writing on or before the Title Review Period. Buyer acknowledges that, unless otherwise expressly agreed by Seller, Buyer will be responsible for paying any title insurance premiums required to obtain any endorsement specified by Buyer. Within five business days after receiving Buyer's Title Notice, Seller shall deliver to Buyer written notice ("Seller's Title Notice") of those Title Defects which Seller agrees either to attempt to eliminate or to cure and those Title Requirements that Seller agrees to attempt to satisfy to Buyer's reasonable satisfaction within five business days after Seller provides Buyer with Seller's Title Notice (the "Title Cure Date"). If Seller elects not to eliminate or cure any Title Defects or not to satisfy any Title Requirements, then Buyer shall have the right, by written notice to Seller within five business days after receipt of Seller's Title Notice, either to (i) waive its prior notice as to the Title Defects which Seller has elected not to cure and those Title Requirements which Seller has elected not to satisfy, or

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               (ii) terminate this Agreement as provided in Section 5.1.1.5 below. Notwithstanding any contrary provision set forth above, Seller covenants and agrees to cause all monetary and financing liens incurred by Seller, other than the liens securing the Loan, to be eliminated (whether by payment or, with respect to mechanics' liens in amounts that are less than $25,000 in the aggregate, "bonding around") at Seller's sole cost and expense (including all prepayment penalties and charges) prior to or concurrently with the Closing.

                    5.1.1.4 If any amended Title Commitment is issued prior to
               Closing and (i) if the reason for the amendment is a result of a matter caused by or approved in writing by Buyer, the matter shall be deemed a Permitted Title Exception and Buyer shall have no right to object thereto and Seller shall have no obligation to cure or remove such matter; (ii) if the reason for the amendment is the result of a matter caused by Seller after the Effective Date, Seller shall use its reasonable, good faith efforts to pay, cure or cause the removal of such matter by the Closing, at Seller's expense; and (iii) if the reason for the amendment is the result of a matter not caused by Seller, the procedures for objection, notice, election to cure and election to terminate as set forth in Section 5.1.1.3 shall apply. If any such amended Title Commitment is issued within five business days of the Closing and Seller is obligated to cure or remove any matter shown therein, Seller may elect to extend the date for Closing for a period not to exceed ten business days, to enable Seller additional time within which to attempt to effect such cure or removal. If Seller fails to cure or remove any title matter pursuant to the terms of this Section 5.1.1.4(ii) by the date scheduled for Closing (as it may be extended as provided for in the preceding sentence), Buyer may elect to waive its objections to title and accept such title as Seller can deliver at the Closing, without any reduction in the Purchase Price, or to terminate this Agreement by written notice to Seller and Escrowee, in which event the Deposit shall be returned to Buyer, and Buyer and Seller shall thereafter have no further rights or obligations under this Agreement. Such election shall be made in writing and delivered to Seller and Escrowee. If such written election is not received by the Closing Date, Buyer shall be conclusively deemed to have elected to treat such failure as a default.

                    5.1.1.5 If pursuant to Section 5.1.1.3 Seller elects to
               attempt to cure any title objection set forth in Buyer's Title Notice and Seller fails to cure such objection by the Title Cure Date, Buyer may by written election to Seller and Escrowee delivered within five business days thereafter elect to either waive such uncured title objection and complete the purchase of the Assets without any reduction of the Purchase Price, or terminate this Agreement, in which event the provisions of
               Section 5.5 shall be applicable. If Buyer fails to deliver such written notice on or before the Closing Date, Buyer shall be conclusively deemed to have elected to terminate this Agreement. If Buyer elects to waive the uncured title objection and to

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               complete the purchase of the Assets, the Closing Date shall be extended to the date that is ten (10) days after the Title Cure Date, or such earlier date as may be specified by mutual agreement of Buyer and Seller.

                    5.1.1.6 The Loan Documents and any title exceptions shown in the Title Commitment and any amendments thereto which are accepted in writing, waived by Buyer as set forth above or which are caused by Buyer, are referred to in this Agreement as the "Permitted Title Exceptions."

              5.1.2 Buyer's Satisfaction with Assets.

                    5.1.2.1 Buyer's approval or disapproval of the condition of the Assets, and the feasibility of this transaction, may take into account the terms of the Leases and Contracts, and the zoning, environmental conditions, physical site characteristics, Seller's operating statements and all information delivered by Seller to Buyer pursuant to Section 5.6 of this Agreement or otherwise, utilities, marketing factors and any other factors which Buyer, in its sole and absolute discretion, deems to be appropriate. Buyer shall have the right at any time prior to the Contingency Date to disapprove the purchase of the Assets if Buyer, in its sole and absolute discretion, determines that it does not desire to purchase the Assets for any reason or for no reason whatsoever.

                    5.1.2.2 Seller hereby authorizes Buyer and its engineer and other experts, at Buyer's sole risk, cost and expense, to go upon the Real Property at any reasonable times during business days for the purpose of making appropriate inspections thereof; provided, however, no such access or inspection shall be made without at least twenty-four (24) hours prior notice to Seller and an authorized representative of Seller must accompany Buyer and its agents during any such access or inspection, if so elected by Seller. However, if Buyer's access or inspection is delayed due to Seller failing to make a representative available, the Contingency Date shall be extended one day for each day caused by Seller's delay. The confidentiality covenants of
               Section 19 shall be in effect during any such access or inspection. Seller shall fully cooperate with Buyer to facilitate such due diligence inspection; however, such inspections shall be performed so as to minimize any disruption in the operation of the Real Property. Without intending to limit the generality of the foregoing, Buyer shall not contact any tenant under any of the Leases without first obtaining written approval from Seller, which may not be unreasonably withheld. If Seller grants Buyer notice to contact any tenants under the Leases, Buyer shall minimize contact with and interruption to the business of the tenants under the Leases and, if Seller so requests, Buyer shall not contact any of the tenants under the Leases unless an authorized representative of Seller is in attendance. Buyer shall indemnify, defend and hold harmless Seller for, from and against all claims and liabilities for personal injury, physical damage

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               to property or mechanics' or materialmen's liens which may be asserted against Seller or any of the Assets which are caused or contributed to by Buyer, its agents or designees. The indemnity and hold harmless provisions of this Section shall survive the termination or expiration of this Agreement.

                    5.1.2.3 Seller shall use reasonable, good faith efforts to deliver to Buyer (and to Lender, if required by Lender) estoppel certificates from the Tenants, which estoppel certificates shall confirm the terms of such Leases, that such Leases are in force and effect and that there are no defaults by the landlord or tenants under such Leases consistent with Seller's representations set forth in Section 11.9. The form of the estoppel certificate to be submitted to the tenants shall be as set forth on Exhibit B-4 attached hereto, or such other form, if applicable, as is approved by Lender.

          5.2 Buyer Closing Contingencies. The obligation of Buyer to purchase and acquire the Assets from Seller is further contingent upon satisfaction of the following conditions ("Buyer Closing Contingencies") on or before the
Closing:

               5.2.1 The irrevocable commitment of Title Insurer to issue the Approved Title Policy referred to in Section 6.

               5.2.2 Seller having complied in all material respects with all of its covenants as set forth in this Agreement as of the Closing.

               5.2.3 The representations and warranties of Seller in this Agreement being true and correct in all material respects at the Closing as though made as of such date.

               5.2.4 Buyer shall have received a fully executed Estoppel Certificate in the form of Exhibit B-4, or such other form as is approved by Lender, if applicable, from tenants leasing at least 95% of the rentable square footage of the Real Property (or such higher percentage specified by Lender, if applicable) and from all tenants leasing more than 5,000 rentable square feet in the Improvements, containing information, to the extent such information is included in the estoppel certificate, that is consistent with and confirms (i) the terms of the Leases; (ii) the information contained in the rent roll for the Real Property attached hereto as Exhibit B-3; and (iii) the information contained in the accounts receivable aging report attached hereto as Exhibit B-7.

               5.2.5 Intentionally Deleted

               5.2.6 Lender shall have approved Buyer's assumption of the Loan on terms and conditions reasonably satisfactory to Buyer.

          5.3 Approval. If on or prior to the Contingency Date, Buyer determines, in its sole and absolute discretion, that it is either feasible or not feasible for Buyer to purchase the Real Property, Buyer shall notify Seller and Escrowee in writing (the "Feasibility Notice" or the "Non-Feasibility Notice," as applicable). If Buyer delivers to Seller and Escrowee the Feasibility Notice on or before the Contingency Date, this condition shall be

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deemed to be satisfied. If Buyer fails to provide to Seller and Escrowee the
Feasibility Notice or the Non-Feasibility Notice on or before the Contingency Date, or if Buyer provides a Non-Feasibility Notice on or before the Contingency Date, this Contingency shall be deemed not satisfied, and this Agreement shall terminate pursuant to Section 5.5 below; provided, however, if any contingency set forth in Section 5.1.1.4 or 5.2.3 has not been satisfied as a result of a willful breach of this Agreement by Seller, Buyer may exercise the rights and remedies provided in Section 16.2. Buyer, in its sole and absolute discretion, may elect to waive any of the Initial Buyer Contingencies or the Buyer Closing Contingencies.

          5.4  Seller's Contingencies.

               5.4.1 The obligation of Seller to sell, assign and convey the Assets to Buyer is contingent upon satisfaction of the following conditions on or before the Closing Date:

                     5.4.1.1 Buyer having fully complied with all of its
               covenants as set forth in this Agreement.

                     5.4.1.2 All representations and warranties of Buyer being
               true and correct on the Closing Date, as though made as of such date.

                     5.4.1.3 Lender's approval of Buyer's assumption of the Loan shall include a release of liability of Seller and any guarantor of the Loan on behalf of Seller for any events or conditions arising after the Closing Date.

               5.4.2 If any contingency set forth in Section 5.4.1 has not been satisfied or waived in writing by Seller on or before the Closing Date, Seller may exercise the rights provided in Section 16.1.

          5.5 Voluntary Termination of Agreement. If this Agreement terminates (or is properly terminated by either party) as specifically provided by its terms (whether as a result of a right to terminate or the failure of a condition), then, except as otherwise provided in Section 16.1 regarding Buyer's default, the Deposit and all interest thereon shall be returned to Buyer whereupon Buyer shall, within ninety-six (96) hours thereafter, return to Seller all of the Diligence Materials, and shall deliver to Seller (without any obligation by Seller to reimburse Buyer for the cost thereof) all other reports, studies, analysis and other documents developed by third parties for or on behalf of Buyer in connection with its review and evaluation of the Assets, including any Survey but excluding any internal reporting and evaluations prepared by Buyer or its partners, investors, lenders, attorneys or accountants; the parties will share equally any escrow cancellation and other costs incurred by Escrowee; and neither Buyer nor Seller shall have further obligations to the other under this Agreement, except for any indemnifications which by their terms are expressly to survive the termination or expiration of this Agreement. Seller acknowledges that Buyer makes no representations or warranties regarding the adequacy, accuracy or completeness of any materials provided to Seller by Buyer pursuant to this Section, and it shall be the obligation of Seller to evaluate such materials to determine the adequacy, accuracy or completeness of such materials, and Seller shall have no claim against Buyer based upon any inadequacy, inaccuracy or incompleteness of such materials.

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          5.6 Failure of a Condition. Except in those instances where Escrow automatically terminates under the terms of this Agreement, if any condition is not satisfied or waived within the time period and in the manner set forth in this Agreement, then the party for whose benefit the condition exists (as provided in Paragraphs 3 and 4 of this Agreement) may terminate this Agreement by delivering written notice to the other party and to Escrow Holder after the end of the applicable time period but prior to the Close of Escrow.

          5.7 Information. In furtherance of the satisfaction of the Initial Buyer Contingencies, Seller has provided or will provide to Buyer copies of the materials described on Exhibit C attached hereto ("Diligence Materials"), to the extent such materials are in Seller's possession or under its control. Buyer acknowledges that Seller makes no representations or warranties regarding the adequacy, accuracy or completeness of the Diligence Materials (except as otherwise set forth in Section 11) and it shall be the obligation of Buyer to evaluate the Diligence Materials and determine the adequacy, accuracy or completeness of the Diligence Materials and whether any additional or supplemental studies, reports or evaluations should be made and Buyer shall have no claim against Seller based upon the Diligence Materials, except for any breach by Seller of its representations and warranties set forth in Section 11. The confidentiality covenants of Section 19 shall be applicable to the Diligence Materials.

     6. Condition of Title; Title Insurance Policy. Pursuant to the terms of the final Title Commitment, at the Closing Seller shall purchase and instruct Escrowee to deliver to Buyer following the Closing Date, the Approved Title Policy issued by the Title Insurer in the amount of the Purchase Price, insuring Buyer that Buyer has acquired Seller's interest in the Real Property subject only to the Permitted Title Exceptions, and any other title exceptions which are created, waived or accepted by Buyer in accordance with Section 5.1.1.4. Seller shall pay the cost of the basic title insurance premium for the Title Policy. If Buyer elects to obtain the modification of the standard survey exception or any other endorsements to the Title Policy, Buyer shall pay all costs and expenses associated therewith and comply with any requirements thereof (unless Seller otherwise agrees in writing).

     7.   Closing.

          7.1 Closing Date. The closing of this transaction ("Closing") shall take place in the offices of the Escrowee on the Closing Date.

          7.2 Action at the Closing by Seller. On or before 12:00 noon (Dallas, Texas time) on the last business day immediately before the Closing Date, Seller shall deliver or cause to be delivered to Escrowee for the account of Buyer (if not otherwise delivered prior thereto):

              7.2.1 A special warranty deed ("Deed"), in substantially the form attached hereto as Exhibit D, fully executed and acknowledged by Seller and conveying and transferring to Buyer the Real Property and the Improvements, subject only to the Permitted Title Exceptions.

              7.2.2 A special warranty bill of sale, in substantially the form attached hereto as Exhibit E, conveying unencumbered title in and to all of the Personal Property owned by Seller, if any. The Personal Property shall be conveyed "as is" in its condition as of the date hereof, normal wear and tear excepted.

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              7.2.3 An assignment of the Leases and the New Leases, in
substantially the form attached hereto as Exhibit F ("Assignment of Leases"), executed and acknowledged by Seller, assigning and setting over unto Buyer all of Seller's right, title and interest in, to and under the Leases.

              7.2.4 An omnibus assignment, substantially in the form attached hereto as Exhibit G ("Omnibus Assignment"), executed and acknowledged by Seller, assigning and setting over unto Buyer all of Seller's right, title and interest in, to and under the Licenses, Equipment, Intangibles and such of the Contracts as to which Buyer shall have elected to take an assignment.

              7.2.5 A Non-Foreign Person Affidavit in the form attached hereto as Exhibit H.

              7.2.6 Written notices signed by Seller (or Seller's management company), in a form reasonably approved by Buyer, addressed to the tenants under the Leases and the New Leases, notifying the tenants of the sale of the Assets and the address to which their rental payments are to be sent following the Closing and that Buyer will be responsible for the return of any security deposits under the Leases.

              7.2.7 To the extent not previously delivered, estoppel certificates and, if required by Lender in connection with Buyer's assumption of the Loan, subordination, non-disturbance and attornment agreements ("SNDA's") received from tenants under the Leases. Seller shall submit estoppel certificates in the form of Exhibit B-4 attached hereto, or such other form as is required by Lender, as soon as reasonably practicable after the Effective Date, and shall submit SNDA's in the form required by Lender to all tenants under the Leases as soon as reasonably practicable after receipt of notification that Lender will require such SNDA's in connection with Buyer's assumption of the Loan. Seller shall deliver to Buyer a copy of each estoppel certificate and SNDA received from a tenant promptly after receipt by Seller.

              7.2.8 Those records in Seller's possession or reasonably available to Seller relating to the leasing, rental, operation, management and maintenance of the Real Property during the period of Seller's ownership of the Real Property.

              7.2.9 Executed originals of the Leases, the New Leases, and the Contracts and the originals (to the extent they are in Seller's possession, and excluding the Diligence Materials marked with an asterisk on Exhibit C attached hereto) of the other Diligence Materials, as well as all keys to the Improvements which are in the possession of Seller. With respect to Contracts which are cancelable by Seller without default or early termination penalties or fees, Seller shall cancel such Contracts at the closing unless Buyer has elected in writing to take an assignment thereof.

              7.2.10 Evidence satisfactory to Escrowee that Seller has the full power and authority to execute and deliver this Agreement and all documents and instruments required or contemplated hereby, and to perform and carry out the covenants and obligations to be performed and carried out by Seller hereunder and thereunder, and/or which are required by applicable laws, and that the individuals executing and delivering this Agreement and the documents required hereunder on behalf of Seller are authorized and empowered to do so.

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              7.2.11 Such other funds, instruments or documents as may be reasonably necessary to perform and carry out the covenants and obligations to be performed and carried out by Seller pursuant to this Agreement, and/or which are required by Escrowee or by applicable laws, including, without limitation, any disclosure notices required under the laws of the State of Texas.

          7.3 Action at the Closing by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Escrowee for the account of Seller (if not otherwise delivered prior thereto):

              7.3.1 By federal wire transfer of immediately available funds in the amount required by Section 4.2.

              7.3.2 A counterpart of the Assignment of Leases executed and acknowledged by Buyer whereby Buyer assumes the obligations of the lessor under the Leases and the New Leases to the extent such obligations first accrue and are applicable to periods on or after the Closing.

              7.3.3 A counterpart of the Omnibus Assignment executed and acknowledged by Buyer whereby Buyer assumes the obligations of Seller under or to those Licenses, Equipment and Intangibles and those Contracts which Buyer elects to assume, but only to the extent such obligations first accrue and are applicable to periods on or after the Closing.

              7.3.4 Intentionally Deleted.

              7.3.5 Such other funds, instruments or documents as may be reasonably necessary to perform and carry out the covenants and obligations to be performed and carried out by Buyer pursuant to this Agreement, and/or which are required by Escrowee or by applicable laws.

              7.3.6 If requested by Seller, Buyer agrees to authorize Escrowee to release the funds prior to recording of the documents, provided Seller executes and delivers a gap indemnity agreement in a form required by the Title Insurer and acceptable to Seller so that such disbursement constitutes the Title Insurer's unconditional agreement to issue the Approved Title Policy.

              7.3.7 Such documents and deliveries as may be required by Lender to effect the assumption by Buyer of the Loan and the release of Seller therefrom, together with the Assumption Agreement executed by Buyer and Lender.

          7.4 Closing Costs. Seller shall pay for (1) all transfer, sales, use, excise, and other taxes, assessments and charges applicable to, or arising from, the transfer of any or all the Property, if any, (2) the title insurance costs referenced in Section 6 above as being payable by Seller, (3) the cost to obtain the Survey, (4) all of Seller's costs incurred with regard to this transaction, including, without limitation, its legal costs, (5) one-half of the Escrow fees and charges, and (6) the brokerage commission referenced in Section 11.5 below. Buyer shall pay for (i) the cost to record the Deed, including the applicable documentary fee, (ii) the title insurance costs referenced in Section 6 above as being payable by Buyer, (iii) one-half of the Escrow fees and charges, (iv) all of Buyer's costs incurred with regard to this transaction, including, without limitation, its legal costs and due diligence expenses, and (v) any and all Lien Assumption Costs.

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          7.5 Proration of Real Estate Taxes, Rents, Utility Charges and Other
Costs.

              7.5.1 Standard Prorations. Except as otherwise expressly provided in this Section 7.5, all collected rents (except for percentage rents or rents based on gross sales or revenues), and expenses, expense recoveries, utility charges, common area charges, real property taxes, assessments, maintenance charges, operating expenses, and other revenues (to the extent collected) and costs for the Property shall be prorated as of the Closing Date (based on the periods to which they relate and are applicable, and regardless of when payable). If as of the Closing Date the actual tax bills for the year or years in question are not available and the amount of taxes to be paid or prorated cannot be ascertained with certainty, then the most recent mill levies and assessments shall be used for such purposes. When the actual tax bills have been received, such payment or proration, as applicable, shall be adjusted between the parties as appropriate in accordance with Section 7.5.7 below.

              7.5.2 Additional Rent Reconciliation. To the extent that any additional rent (including, without limitation, estimated payments for operating expenses and/or real estate taxes) (collectively, "Expenses") is paid by tenants to the landlord under the Leases based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Expenses to estimated payments is required to be performed at the end of a reconciliation period, Buyer and Seller shall make an adjustment at the Closing for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Expenses to the estimated payments at the Closing. If, as of the Closing, Seller has received additional rent payments in excess of the amount that tenants will be required to pay, based on the actual Expenses as of the Closing, Buyer shall receive a credit in the amount of such excess. If, as of the Closing, Seller has received additional rent payments that are less than the amount that tenants would be required to pay based on the actual Expenses as of the Closing, Buyer shall bill the tenants for such amounts for a period of twelve months following the Closing Date or until the same are paid, whichever first occurs, and Buyer shall deliver to Seller the amount of any such deficiency, to the extent the same is paid, within thirty (30) days of the reconciliation pursuant to which the tenants' payments of such deficient amounts are received by Buyer.

              7.5.3 Receivables. Buyer shall not be required to purchase Seller's accounts receivables and/or delinquent rents (including, without limitation, any additional rent payments or other amounts payable by tenants under the Leases). No proration shall be made at the Closing for these items. For a period of six months following the Closing Date, Buyer shall continue to bill existing tenants for accounts receivable and delinquent rents attributable to the Property for the period prior to the Closing Date. To the extent that Buyer receives, within six months after the Closing Date, payments which are in excess of regularly scheduled rent and direct charges then payable by the tenant making such payment, such excess will be presumed to be applicable to a period prior to the Closing, and Buyer shall promptly pay such excess to Seller. To the extent that Buyer has not paid to Seller accounts receivable and/or delinquent rents owing to Seller for periods prior to the Closing Date, Seller shall be

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


permitted to collect such accounts receivables and/or such delinquent rents directly from tenants after the expiration of such six month period, but Seller will have no right to evict any tenants or to terminate any leases. After expiration of such six month period, all amounts (accounts receivables, rents, or otherwise) received by Buyer shall belong to Buyer unless the payment of any such amount (or the correspondence accompanying such payment) specifically states that it is specifically for satisfaction of amounts attributable to a period prior to the Closing Date. Notwithstanding anything to the contrary herein, the terms of this Section 7.5.3 shall not affect Buyer's right to seek whatever remedies it shall have against any tenants, including, without limitation, unlawful detainer or termination of a Lease, upon which Buyer shall no longer be obligated to invoice such tenant(s).

              7.5.4 Security Deposits. Buyer shall be credited at Closing for the amount of all security deposits provided for under the Leases as reflected in the rent roll provided by Seller to Buyer pursuant to Section 5.6. Unless and until this Agreement is terminated, Seller shall not apply any security deposits reflected in the rent roll to any obligations under the Leases; provided, however, Seller may apply a particular tenant's security deposit to an obligation if the tenant has defaulted in the performance of such obligation.

              7.5.5 Leasing and Capital Costs. Buyer shall be credited at Closing for all unsatisfied costs and expenses which were incurred, or are to be incurred, in connection with the then-current term of any and all Leases executed, modified or extended prior to the Effective Date, including without limitation all costs and expenses for tenant improvements (either completed or to be completed) and brokerage commissions ("Pre-Closing Leasing Costs"), and Buyer shall assume at Closing and shall pay and perform (i) Seller's obligations relating to the Pre-Closing Leasing Costs to the extent Buyer receives a credit for the same and (ii) Seller's obligations relating to all costs and expenses for tenant improvements and brokerage commissions payable under the Leases in connection with any expansion or renewal options under the Leases that are unexercised as of the Effective Date. Buyer also shall be credited at Closing for all unsatisfied amounts for capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed ("Pre-Closing Capital Costs"), and Buyer shall assume at Closing and shall pay and perform Seller's obligations relating to the Pre-Closing Capital Costs to the extent Buyer receives a credit for the same. Seller shall remain responsible for satisfying any Pre-Closing Leasing Costs and Pre-Closing Capital Costs which are not credited to Buyer at Closing.

              7.5.6 Tax Appeals. If Seller has engaged consultants for the purpose of protesting the amount of taxes or the assessed valuation for certain tax periods for the Property ("Protest Proceedings") any cash refunds or proceeds actually distributed (collectively, "Cash Refunds") will be apportioned as described below. Any Cash Refunds (including interest thereon) on account of a favorable determination, after deduction of costs and expenses incurred for such Protest Proceedings and payment of any reimbursements owing to tenants, shall be: (i) the property of Seller to the extent such Cash Refunds were for taxes paid by Seller applicable to a period prior to the Closing Date, (ii) prorated between Buyer and Seller for taxes paid for a period during which the Closing Date occurred, and (iii) the property of Buyer for taxes for a period after the Closing Date. Seller shall have the obligation to refund to any tenants as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants, which payment shall be paid to Buyer

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within fifteen (15) business days of delivery to Seller by Buyer of written confirmation of such tenants' entitlement to such Cash Refunds. Buyer shall have the obligation to refund to tenants as of the date of such Cash Refund any portion of such Cash Refund paid to it which may be owing to such tenants. Seller and Buyer agree to notify the other in writing of any receipt of a Cash Refund within fifteen (15) days of receipt of such Cash Refund. To the extent either party obtains a Cash Refund, a portion of which is owed to the other party, the receiving party shall deliver the Cash Refund to the other party within fifteen (15) business days of its receipt.

              7.5.7 Errors and Omissions. If any errors or omissions are made regarding adjustments and prorations, the parties shall make appropriate corrections promptly upon the discovery thereof. If any estimations are made at the Closing regarding adjustments or prorations, the parties shall make the appropriate corrections promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the appropriate party within fifteen (15) days of the correction or adjustment. Notwithstanding anything to the contrary in this Section 7.5, any right to a correction or adjustment shall terminate one (1) year after the Closing Date. However, with regard to any Pre-Closing Leasing Costs and Pre-Closing Capital Costs which are the obligation of Seller, and with regard to any Cash Refunds received as a result of any Protest Proceedings, and with regard to any rent reconciliations pursuant to Section 7.5.2 hereof, the parties' respective obligations shall survive without limitation.

              7.5.8 Utilities. At least three (3) days prior to the Closing Date, Seller shall notify and instruct the suppliers of all utility services to read the utility meters for the Real Property as of the Closing Date and to render to Seller a final statement for all charges for utility services furnished to the Real Property prior to the Closing Date and to transfer the customer account to the name of Buyer. On or prior to the Closing Date, Buyer shall remit and pay to each supplier of utility services such customer deposits as are required by such supplier as a condition to the continuation of service or as a condition to the release to Seller of any utility security deposits or reserves. Buyer shall be responsible for all utility charges accruing following the Closing. If one or more of the utility companies is unable to supply a final statement for all charges by the Closing Date, Buyer and Seller will fully cooperate to effect a proper proration of such utilities following the Closing.

              7.5.9 New Lease Improvement Costs. If between the date of Opening of Escrow and the Closing Date Seller enters into any new lease of any portion of the Real Property or renews or amends any existing Lease in accordance with
Section 10.2 below (collectively, a "New Lease"), and if in connection therewith Seller pays any leasing commission or pays any costs to make any improvement to the space being leased ("Tenant Improvement Costs"), all such leasing commissions and all such Tenant Improvement Costs paid by Seller prior to the Closing shall be prorated, with Buyer to be charged (and to reimburse Seller) for (a) all such amounts if the commencement date for the applicable New Lease occurs after the Closing Date; or (b) an amount equal to the total amount paid by Seller for such leasing commissions and Tenant Improvement Costs multiplied times a fraction, the numerator of which is the number of days in the term of the New Lease following the Closing Date, and the denominator of which is the number of days in the term of the New Lease following the date of Opening of Escrow (without taking into account the number of days in any renewal option which may exist following the Closing). Anything in this Section 7.5.9 to the contrary notwithstanding, the right of Seller to enter into one or more New Leases and the terms thereof shall be governed by the provisions of Section 10.2.

              7.5.10 Loan Payments and Reserves. Interest accrued and unpaid through the Closing Date shall be prorated as of the Closing with the Buyer being allocated the benefits and burdens of the Loan on the Closing Date. Furthermore, Seller shall assign to Buyer at the Closing any reserves then held by Lender in connection with the Loan, and Buyer shall pay to Seller at the Closing the amount of any such reserves then held by Lender in connection with the Loan.

     8. Possession. Possession of the Assets shall be delivered to Buyer on the Closing Date, subject only to the possessory rights of the tenants under the Leases and New Leases and the Permitted Title Exceptions.

     9.   Change in Property.

          9.1 Damage by Fire, Explosion, Disaster or Other Casualty. If, prior to the Closing Date any of the Improvements shall be damaged or destroyed by fire, explosion, disaster, earthquake, accident, disturbance or act of God (except any damage or destruction caused by Buyer or its agents, servants or employees), within five days of becoming aware of such damage or destruction, Seller shall deliver to Buyer written notice thereof and the estimated cost of repair, based upon Seller's reasonable good faith business judgment. If the Improvements are "substantially damaged," i.e., (1) the estimated cost of repairing such damage or destruction exceeds in the aggregate $250,000, or (2) the casualty materially and adversely affects access to the Real Property or the parking areas of the Real Property, this Agreement shall automatically terminate unless Buyer delivers to Seller written notice waiving the right to terminate within five days following delivery to Buyer of Seller's notice of such damage. If Buyer delivers notice of such waiver within such five-day period, the transactions required by this Agreement shall nevertheless close on the scheduled Closing Date according to the terms of this Agreement, and Seller shall assign to Buyer all of Seller's rights to any insurance proceeds payable as a result of such damage or destruction, except for any claim for rent loss incurred prior to the Closing. If the estimated cost of repairing such damage or destruction is equal to or less than $250,000, and if the casualty is not one that otherwise gives Buyer the right to terminate this Agreement pursuant to this Section 9.1, the transactions required by this Agreement shall nevertheless close on the scheduled Closing Date and Seller shall assign to Buyer all of Seller's rights to any insurance proceeds payable as a result of such damage or destruction, except for any claim for rent loss incurred prior to the Closing. If any damage to or destruction of the Improvements is caused by Buyer or its agents, servants or employees, then the transactions required and contemplated by this Agreement shall nevertheless close on the scheduled Closing Date according to the terms of this Agreement, there shall be no reduction of the Purchase Price and Buyer shall be solely responsible for all repairs or reconstruction unless such damage or destruction is covered by insurance, in which event all insurance proceeds otherwise payable to Seller (except for any claim for rent loss incurred prior to Closing) shall be assigned to Buyer. If this Agreement is terminated, as provided in this Section 9.1, the provisions of
Section 5.5 shall be applicable. If (i) damage to or destruction of the Improvements occur prior to the Closing; and (ii) Buyer is required or elects to complete this transaction; and (iii) Seller has failed to maintain insurance as

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required by Section 10.1 or such insurance is in effect but payment of the insurance claim is subject to a deductible amount pursuant to the terms of such insurance policy or policies, then unless Seller pays for the uninsured damages or destruction or pays the deductible amount, the Purchase Price shall be reduced by the uninsured loss or by the deductible amount, accordingly.

          9.2 Condemnation. If prior to the Closing any legal action or other proceeding, whether or not brought in a court of law, shall be initiated by the United States of America, the State or the City of Dallas and County of Dallas or any other governmental body or by any corporation, association or person for the taking of any "substantial part" of the Real Property; i.e., (1) any portion upon which any building is located or (2) any portion of the Real Property that results in reducing the current number of available parking spaces below the minimum parking spaces required by applicable laws, or (3) any portion of the Real Property which results in any existing access to the Real Property from a public street being eliminated and resulting in a material adverse effect on access to and from the Real Property, under the power of eminent domain or otherwise, then upon receiving notice of such action, Seller shall deliver written notice to Buyer. Unless within five days following the delivery of such notice to Buyer by Seller, Buyer delivers written notice to Seller waiving the right to terminate this Agreement, this Agreement shall automatically terminate, in which event the provisions of Section 5.5 shall be applicable. If, in the event of any such action or proceeding, Buyer elects to waive termination of this Agreement, then all transactions required or contemplated by this Agreement shall close as provided for herein, and the Assets shall be sold, conveyed and transferred to Buyer without any reduction of the Purchase Price, and Seller, at the Closing, shall assign to Buyer all of Seller's rights arising by reasons of such legal action or proceeding, including, but not limited to, all rights to any award, compensation or other proceeds paid or to be paid by reason of such action or proceeding.

          9.3 Further Agreements. From and after the Effective Date, Seller shall not: (a) alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Buyer at the Closing); or (b) market, solicit, negotiate, or enter into any agreement with any party other than Buyer for the sale or transfer of any interest in the Property, other than leases as permitted in accordance with Section 10.2 below.

     10. Additional Covenants of Seller. Seller covenants to and agrees with Buyer as follows:

          10.1 Maintenance and Operation of Real Property. Until the Closing Date Seller shall (i) continue its normal maintenance and repairs of the Assets;
(ii) continue to operate and manage the Assets in a manner consistent with Seller's past and usual practice, including maintaining its current policies of casualty and liability insurance on all of the Assets; (iii) shall not make or enter into any new Contracts in respect to the maintenance, service, management or repair of the Assets which are not terminable with 30 days or less prior written notice; (iv) shall not amend any Contracts which by their terms extend beyond the Closing Date (unless Buyer has the right to cancel such Contracts at will at the Closing) without Buyer's prior written consent which consent shall not be unreasonably withheld, delayed or conditioned; (v) use reasonable and customary efforts to collect all rents under the Leases which are due and payable as of the Closing; and (vi) use reasonable efforts to comply with Seller's obligations under the Leases and Contracts. Notwithstanding the foregoing and subject to the provisions of Section 9.1, unless otherwise required by the terms of the Leases, Seller shall not be required to undertake any substantial repairs, renovations or capital improvements to the Real Property, whether or not required by law, it being the intent of the parties that Buyer is acquiring the Assets in their "as is" condition and that any substantial repairs, renovation and capital improvements that may be required or recommended for the Real Property shall be the responsibility of the Buyer if the Buyer completes this transaction and acquires the Assets.

          10.2 Additional Leases. From the Effective Date through the Closing Date, Seller may not enter into any New Leases, nor may Seller modify, supplement, renew or extend any existing Lease (collectively, a "Modification"), without the consent or approval of Buyer, which consent or approval shall not be unreasonably withheld, conditioned or delayed. If Seller desires to enter into a New Lease or a Modification, then Seller shall deliver written notice to Buyer requesting Buyer's approval and include with the notice the most current draft of the proposed New Lease or Modification together with any other information, including tenant financial information, estimated costs of improvements and leasing commissions, relating to the prospective New Lease or Modification in Seller's possession. Seller also agrees to provide any other information concerning the New Lease and proposed tenant or the Modification which Buyer reasonably requests and which is reasonably available to Seller. Buyer shall respond to Seller's request for approval of the New Lease or Modification within one (1) business day after the delivery of Seller's notice and information. Unless Buyer delivers oral or written notice to Seller disapproving the proposed New Lease or Modification within such one (1) business day, Buyer shall be deemed to have approved such New Lease or Modification. Buyer shall not withhold consent to any New Lease or Modification prior to the expiration of the Contingency Period that is (i) for an effective base rental of at least $19.25 per rentable square foot, (ii) for a term of not less than 1 year nor more than 5 years, (iii) for premises containing no more than 6,000 rentable square feet, and (iv) on an "as is, where is" basis, other than tenant finish allowance or tenant improvements of no more than $3.00 per rentable square foot, unless Seller agrees to pay the cost of such tenant finish allowance or tenant improvements to Buyer at Closing.

     11. Representations and Warranties of Seller. Seller represents and warrants to Buyer (and on the Closing shall be deemed to represent and warrant) as follows:

          11.1 Full Power and Authority. Seller is duly created and validly existing under the laws of the State of Texas, and has the full power and authority to execute and deliver this Agreement and to perform and carry out all covenants and obligations to be performed and carried out by Seller hereunder. The person executing this Agreement on behalf of Seller is duly authorized to do so and to bind Seller hereto.

          11.2 Legal, Valid and Binding. This Agreement and all deeds, assignments, certificates or other instruments executed or delivered in connection with the transactions contemplated hereby, constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

          11.3 No Conflict. The execution, delivery and performance of this Agreement by Seller and all other documents and instruments executed or delivered in connection with the transactions contemplated hereby, do not and will not, violate, conflict with, or contravene any provision of Seller's

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


organizational/charter documents, any judgment, order, decree, writ or injunction to which Seller is subject, or any law, rule or regulation to which Seller is subject, shall not result in any breach of, or constitute a default under, or require separate consent pursuant to, any loan or credit agreement, lease, indenture, mortgage, deed of trust, purchase agreement, guaranty, contract or other instrument to which Seller is a party or by which Seller or any of Seller's assets is bound.

          11.4 No Bankruptcy, Insolvency Suits or Litigation.

               11.4.1 Neither Seller, the Real Property, nor the Assets is in the hands of a receiver nor is an application for a receiver pending, Seller has not made an assignment for the benefit of creditors, and Seller has not filed, or had filed against it, any petition in bankruptcy.

               11.4.2 There is no pending or, to Seller's actual knowledge, threatened litigation, proceeding or investigation (by any person, entity, governmental or quasi governmental agency or authority or otherwise) which might materially adversely affect the ownership, use, operation or title of the Real Property or the Assets.

               11.4.3 There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated by Seller or filed by Seller or, to the best of Seller's knowledge, pending in any current judicial or administrative procedure against Seller.

          11.5 Brokers' Fees and Commissions. Seller has not retained or engaged any real estate broker, commission agent or other person who is or may be entitled to payment of a commission or finder's fee or other compensation in connection with the transactions contemplated hereby, except for James Yarber Company ("Seller's Broker") to which Seller shall pay a commission at the Closing pursuant to the terms of a separate agreement between Seller and Seller's Broker, and Seller shall indemnify, defend and hold Buyer harmless in connection with any claims against Buyer arising in connection therewith or in connection with any other claim for a commission, finder's fee or other compensation by a person or entity retained by or otherwise claiming by, through or under Seller. Any commission payable to Seller's Broker shall be payable only if, as and when Closing occurs. The provisions of this Section shall survive expiration, closing under or termination of this Agreement.

          11.6 Condemnation. To Seller's actual knowledge, there is no pending or threatened condemnation of all or any part of the Real Property.

          11.7 Unpaid Accounts. No services, material or work have been supplied to the Real Property at the request of Seller for which payment is due and has not been made in full in a timely manner, except for normal operating services, which will be paid prior to Closing.

          11.8 Tenant Leases. The leases listed in Exhibit B constitute all of the leases and occupancy agreements affecting the Real Property (said leases, including any amendments thereto executed as of the Effective Date and any guaranties or other assurances of performance thereunder, are herein collectively referred to as the "Leases") and, (i) the Leases have not been further modified or amended; (ii) the Leases are in force and effect, and Seller has not sent written notice to any tenant under a Lease (a "Tenant") claiming that, and Seller has no actual knowledge that, the Tenant is in default under its Lease, which default remains uncured unless set forth on Exhibit B-1 attached hereto; (iii) to Seller's actual knowledge, no Tenant has asserted any defense, offset, claim or counterclaim against Seller under a Lease, and Seller is not in default in any material respect under any Lease except as set forth on Exhibit B-1 attached hereto; (iv) the brokerage agreements noted on Exhibit B-2 are the only brokerage agreements related to the Leases, Seller has paid all amounts due thereunder unless otherwise set forth on Exhibit B-2 and Seller has delivered to Buyer true and complete copies of all brokerage agreements entered into by Seller; (v) all rents required to be paid under the Leases have been paid through the dates set forth on Exhibit B-3; (vi) except as set forth in the Leases, no Tenant is entitled to any free rent, abatement of rent, or similar concession, and Seller has not accepted any prepaid rent or prepayment of any other sum due under the Leases for more than thirty days in advance; (vii) except as otherwise set forth on Exhibit B-5 attached hereto, all tenant improvement work required to be performed by Seller under the Leases as of the date of this Agreement (but excluding any improvements that may be scheduled for a date following this Agreement) has been performed; (viii) Seller has delivered to Buyer true and correct copies of all Leases entered into between Seller or its predecessors-in-interest, as applicable, as landlord; and (ix) the security deposits set forth on Exhibit B-3 are all the security deposits paid by the Tenants under the Leases.

          11.9 Contracts. Attached hereto as Exhibit I is a list of all Contracts, including all service, maintenance, supply, union and management contracts affecting the Real Property or the Assets in effect on the date hereof, and: (i) the Contracts are all of the contracts and agreements presently affecting the Real Property or the Assets, and said Contracts constitute all of the contracts and agreements (other than the Leases, any permitted New Leases, and the Permitted Title Exceptions) for which Buyer may be responsible following the Closing Date; (ii) Seller has delivered to Buyer true and complete copies of each of the Contracts; (iii) each of the Contracts is at present, and each of the Contracts to be assumed by Buyer at Closing shall be, in full force and effect and has not been modified or amended, except as indicated on Exhibit I;
(iv) Seller is not in default of any of its material obligations under any of the Contracts and has no actual knowledge of any material default on the part of the other parties thereto; and (v) the Contracts represent the complete agreement between Seller and such other parties as to the services to be performed or materials to be provided thereunder and the compensation to be paid for such services or materials, as applicable.

          11.10 Non-Foreign Status. Seller is a "non-foreign person" within the meaning of section 1445 of the Internal Revenue Code of 1986, as amended.

          11.11 Violation of Law. To Seller's actual knowledge, without independent inquiry, there are no violations of any laws, ordinances, rules or administrative or judicial orders affecting or regarding the Real Property.

          11.12 Diligence Materials. To the best of Seller's knowledge, Seller has provided or made available to Buyer all of the Diligence Materials in Seller's possession or control.

          11.13 Environmental. To the best of Seller's knowledge, which knowledge is based solely on the environmental audits prepared for or obtained by, Seller and on Seller's operation and maintenance of the Real Property, except as disclosed in such environmental audits: (i) none of the Real Property, including subsurface soil and groundwater, contains any substance, including, but not limited to, any radioactive substance, hydrocarbons, industrial solvents, oil, petroleum, oil byproducts, petroleum byproducts, metals, flammables, or other hazardous substances or toxic materials, which could presently, or at any time in the future, cause a health, safety or environmental hazard on the Real Property or to any person who may enter or use the Real Property or which may require remediation at the request of any governmental authority (collectively, "Hazardous Materials"); (ii) the ownership, operation, use or condition of all of the Real Property is not in violation of any federal, state or local law, ordinance or regulation relating to the Hazardous Materials, industrial hygiene, hazardous or toxic materials (or similarly defined substances, materials or wastes); (iii) no person has generated, manufactured, stored, treated or disposed of Hazardous Materials on, into or under the Real Property or transported any Hazardous Materials to, from or across the Real Property in violation of applicable laws; and (iv) none of the Real Property contains any underground treatment or storage tanks.

     12.  Limitation on Seller Representations and Warranties.

          12.1 Survival of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be in effect for a period of twelve months following the Closing Date, except for the representations and warranties set forth in Sections 11.1, 11.2, 11.3 and 11.5, which shall survive for an unlimited duration. Any action, proceeding or claim against Seller arising in connection with any such representations and warranties (excluding those set forth in Sections 11.1, 11.2, 11.3 and 11.5) must be brought within a period of twelve months following the Closing Date and any such claims, proceedings or actions not brought within such period shall be deemed waived and forever barred.

          12.2 Disclaimer of representations or warranties by Seller. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT AND IN THE DOCUMENTS AND AGREEMENTS TO BE DELIVERED AT THE CLOSING (COLLECTIVELY, THE "SELLER'S REPRESENTATIONS"), BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN "AS-IS, WHERE IS" BASIS. EXCEPT FOR THE SELLER'S REPRESENTATIONS, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE ASSETS. BUYER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE ASSETS WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS CONTRACT, THE DEED OR THE OTHER DOCUMENTS AND AGREEMENTS TO BE DELIVERED AT THE CLOSING, SELLER HAS NOT MADE AND SHALL HAVE NO OBLIGATION TO MAKE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. IT IS UNDERSTOOD AND AGREED THAT THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO FOREGOING.

          12.3 Truthfulness at Closing. All of the representations and warranties in Section 11 are true and correct as of the Effective Date and shall be deemed reaffirmed by Seller as being true and correct as of the Closing Date. If prior to the Closing, any of these representations and warranties become inaccurate or untrue, Seller shall give notice to Buyer of such inaccuracy or untruth. Such inaccuracy or untruth shall be deemed a default by Seller and a breach of the foregoing representations and warranties, if (i) such inaccuracy or untrue representation or warranty is caused by the voluntary act of Seller, or (2) the failure of Seller to comply with its obligations required by the terms of this Agreement, or (3) results from facts or circumstances known to Seller prior to the Effective Date. In any such event Buyer shall have the remedies set forth in Section 16.2. In all other instances, upon receipt of such notice, Buyer, at its option and as its sole remedy (except as expressly provided to the contrary in the preceding sentence), may terminate this Agreement by giving notice to Seller and Escrowee of such termination by 5:00 p.m., M.D.T., on the earlier of: (i) the day that is five days immediately following receipt of such notice, or (ii) the Closing Date. In the event of such termination, the provisions of Section 5.5 shall be applicable.

     13. Representations and Warranties of Buyer. Buyer represents and warrants to Seller (and on the Closing shall be deemed to represent and warrant) as follows:

          13.1 Power and Authority to Execute, Deliver and Perform. Buyer has all requisite power and authority to execute and deliver this Agreement and all other documents or instruments which are to be executed or delivered by Buyer in connection with this Agreement, and to perform and carry out all covenants and obligations which are to be performed and carried out by Buyer thereunder. The person executing this Agreement on behalf of Buyer is duly authorized to do so and to bind Buyer thereto.

          13.2 Legal, Valid and Binding. This Agreement and all other documents and instruments which are executed and delivered by Buyer in connection with the transactions contemplated hereby, each constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

          13.3 No Conflict. The execution, delivery and performance by Buyer of this Agreement and such other instruments and documents to be executed and delivered in connection herewith by Buyer does not, and will not, result in any violation of, or conflict with, or constitute a default under, any provisions of any agreement of Buyer or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement to which Buyer is a party, or any judgment, writ, decree, order, injunction, rule or governmental regulation to which it is subject.

          13.4 No Bankruptcy. There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated by Buyer or filed by Buyer, or to the best of Buyer's knowledge, pending in any current judicial or administrative proceeding against Buyer.

          13.5 Brokers. Buyer has not retained or engaged any real estate broker, commission agent or other person who is or may be entitled to payment of a commission, finders fee or other compensation from Seller in connection with this transaction, and Buyer will indemnify, defend and hold Seller harmless in connection with any claims against Seller arising in connection therewith. The provisions of this Section shall survive expiration, closing under or termination of this Agreement.

     14. Survival of Covenants, Agreements, Representations and Warranties. All covenants, agreements, representations and warranties set forth in this Agreement shall survive the Closing and shall not merge into any deed, assignment or other instrument executed or delivered in connection with the transactions contemplated hereby.

     15. Time of the Essence. Time is of the essence with respect to the performance of each and every term, condition and obligation of this Agreement.

     16.  Remedies on Default.

          16.1 By Buyer. If Buyer shall breach or fail to perform any of its covenants or obligations hereunder and Seller is not in default, Buyer and Seller agree that Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and, as actual damages to Seller will be difficult to calculate, Seller shall be entitled to receive the Deposit and any interest earned thereon as liquidated and agreed upon damages, Seller hereby waiving any other remedies it may have at law and in equity; provided, however, in addition to recovering the Deposit as liquidated damages: Seller shall be entitled to enforce the indemnification and other provisions of Sections 5.1.2.2, 5.5, 11.5, 13.5, 19, 22 and 33. If Buyer commits an event of default following the Closing, Seller shall be entitled to all rights and remedies available at law or in equity, except Seller specifically waives all rights to consequential and punitive damages for any such breach.

          16.2 By Seller. If Seller shall breach or fail to perform or fulfill any of its material covenants or material obligations hereunder or in any instrument delivered pursuant hereto and Buyer is not in default, Buyer may at its option, either (a) terminate this Agreement and receive a full refund of the Deposit together with all interest earned thereon and recovery from Seller of all actual out of pocket expenses incurred by Buyer in investigating and preparing to purchase the Assets (but not consequential or punitive damages), but in no event shall Seller be required to pay Buyer more than $20,000.00 as reimbursement for such out of pocket expenses; provided, however, Buyer shall be entitled to enforce the indemnification provisions and other provisions set forth in Sections 11.5, 13.5, 19 and 22 of this Agreement; or (b) elect to pursue specific performance. Following the Closing, subject to the provisions of
Section 12, Buyer shall be entitled to pursue all rights and remedies at law or in equity against Seller for Seller's breach of any representation, warranty or obligation under this Agreement that survives the Closing, except Buyer specifically waives all rights to consequential and punitive damages for any such breach.

     17. Further Assurances. Seller and Buyer shall, on and after the Closing, at the request of the other party, execute, acknowledge, and deliver such other deeds, assignments, instruments or documents as may be reasonably required to evidence or confirm the sale, conveyance, assignment and transfer by Seller to Buyer of the Assets, or to otherwise carry out and fulfill Seller's or Buyer's respective covenants and obligations hereunder.

     18. Entire Agreement. This Agreement contains all of the agreements, representations and warranties of the parties hereto and supersedes all other discussions, understandings or agreements in respect to the subject matter hereof. All exhibits referred to in the Agreement and attached hereto are incorporated into this Agreement by reference and are hereby made a part hereof.

     19.  Confidentiality.

          19.1 Buyer agrees to treat all Diligence Materials as strictly confidential and to disclose the Diligence Materials only to its counsel and to Buyer's partners, investors, lenders, attorneys, employees, accountants and consultants engaged in reviewing the feasibility of acquiring the Assets, all of whom shall be advised in writing of the confidential nature of the Diligence Materials. If this transaction fails to close, Buyer shall return all copies of the Diligence Materials as well as all reports and analyses conducted for Buyer with respect to the Assets (excluding any internal reports and accounting information developed by Buyer, rather than third party consultants) to Seller within ninety-six (96) hours after termination of this Agreement. Any such materials provided by Buyer to Seller shall be subject to the provisions and waivers set forth in Section 5.5 above. In addition to the confidentiality for the Diligence Materials, Buyer and Seller agree to treat the terms of this Agreement, the existence of this Agreement and all matters arising in connection with this transaction (including correspondence and conversations) as strictly confidential and to disclose the terms of this Agreement and any other matters arising in connection with this transaction only to their respective counsel, accountants and employees having a need to know the terms of this Agreement and such other matters in order to perform their job functions, all of whom shall be advised in writing of this clause and the confidential nature of this Agreement, the transaction and all matters arising in connection therewith. Following Buyer's acquisition of the Assets at the Closing, the confidentiality covenants set forth herein shall terminate. Anything herein to the contrary notwithstanding, Buyer shall be permitted to disclose the terms of this Agreement and the information contained in the Diligence Materials if required by law, upon the advice of legal counsel or if the information is otherwise available to the general public from sources other than Buyer or its agents.

          19.2 Seller agrees to treat all financial information provided by Buyer as strictly confidential and to disclose such financial information only to its counsel and Seller's employees, accountants and consultants engaged in reviewing such financial information, all of whom shall be advised in writing of the confidential nature of such financial information. Seller acknowledges that Buyer is a public company, that certain information contained in this Agreement or regarding the transactions contemplated hereby may be deemed non-public information, and that dissemination of such information by Seller, Seller's Broker or any associates of Seller may be a violation of federal securities laws, rules or regulations. Anything herein to the contrary notwithstanding, Seller shall be permitted to disclose the terms of this Agreement and the financial information provided by Buyer if required by law, upon the advice of legal counsel or if the information is otherwise available to the general public.

          19.3 The confidentiality provisions of this Section shall survive expiration or termination of this Agreement.

     20. Notices. All notices, deliveries, requests, communications and demands of any kind (herein a "notice") which any party hereto may be required or may desire to give or serve upon any other party hereto shall be made in writing and shall be delivered personally (including delivery by hand or by express or courier service), expenses prepaid, with request for receipt or other proof of delivery or by certified or registered mail, postage prepaid, return receipt requested, to the address of said other party as hereinafter set forth. Delivery of any such notice may also be effected by transmitting the same on facsimile equipment to a party's FAX number as hereinafter set forth. Any such notice shall be deemed given on the date on which the same is actually delivered to said party's address as evidenced, if necessary, by the proof of delivery, the request for return receipt or other receipt (or upon the date of refusal to sign for the delivery) or, if originally transmitted to a FAX number, then the same shall be deemed delivered on the date of said transmission provided that the original of said notice is actually delivered to said party within three business days after said transmission date. Any party hereto may change its address or its FAX number by giving notice of such change to the other parties hereto in accordance with the provisions of this Section.

          Buyer:

          AmeriVest Properties, Inc.
          1780 South Bellaire Street, Suite 515
          Denver, Colorado  80222
          Attn:  John B. Greenman
          Fax:  (303) 296-7353

          with a copy to:

          Stephen R. Voelker, Esq.
          Jenkens & Gilchrist, a Professional Corporation
          1445 Ross Avenue, Suite 3200
          Dallas, Texas  75202
          Fax: 214/855-4300


          Seller:

          Tennessee Walker Ltd.
          c/o Heady Investments
          5323 Spring Valley Road, Suite 220
          Dallas, Texas  75240
          Attn:  Mr. Randy Heady
          Fax:  (972) 661-1809
          with a copy to:

          Gary R. Rice, Esq.
          4295 Greenville Ave., Suite 1300
          Dallas, Texas 75206
          Fax: (214) 368-8368


          Escrowee:

          Republic Title of Texas, Inc.
          2626 Howell Street, 10th Floor
          Dallas, Texas 75204
          Attn:  Ms. Janine N. Barber
          Fax:  (214) 855-8898

     21. Assignment. Buyer shall have the right to assign its rights and obligations under this Agreement without the prior written consent of Seller. No such assignment shall relieve Buyer of its obligations under this Agreement until the Closing. If Buyer's assignee has satisfied all of Buyer's obligations under this Agreement as of the Closing Date, and has signed a written assumption of all of Buyer's obligations under this Agreement, Buyer, but not the assignee, shall automatically be released from any further obligations under this Agreement upon Closing.

     22. Attorneys' Fees. If either party hereto shall bring suit against the other as a result of any alleged breach or failure by the other party to fulfill or perform any covenants or obligations under this Agreement or in any deed, instrument or other document delivered pursuant hereto, or to seek declaratory relief as to the rights or obligations of either party hereto, then in such event, the prevailing party in such action shall, in addition to any other relief granted or awarded by the Court, be entitled to judgment for reasonable attorneys' fees incurred by reason of such action and all costs of suit and those incurred in preparation thereof, at both trial and appellate levels.

     23. Captions and Pronouns. The captions and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

     24. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

     25. Counterparts. This Agreement may be executed and delivered in multiple counterparts, and each counterpart so delivered which bears the original signature of a party hereto shall be binding as to such party, and all counterparts shall together constitute one original and the same instrument.

     26. Provisions Severable. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement be deemed to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     27. Successors and Assigns. This Agreement, together with its benefits and subject to its burdens, shall be binding upon and extend and inure to the benefit of the parties hereto, their permitted successors and assigns.

     28. No Waiver. The waiver by one party of the performance of any covenant or condition hereunder shall not invalidate this Agreement, nor shall it be considered to be a waiver by such party of any other covenant or condition hereunder. The waiver by either or both parties of the time for performing any act shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided by law and the provisions of this Agreement for any remedy shall not exclude other remedies unless they are expressly excluded.

     29. Construction. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so indicates. This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the party preparing this Agreement or any part hereof.

     30. Joint Preparation. Each party has cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement, no presumptions shall arise against any party by virtue of its participation in the drafting hereof.

     31. No Partnership, Third Person. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Seller and Buyer except as specifically provided herein. No term or provision of this Agreement is intended to benefit any person, partnership, corporation or other entity not a party hereto (including, without limitation, any broker), and no such other person, partnership, corporation or entity shall have any right or cause of action hereunder.

     32. Time of Performance. If the date for performance of any obligation hereunder or the last day of any time period provided for herein shall fall on a Saturday, Sunday or legal holiday, then said date for performance or time period shall expire on the first day thereafter which is not a Saturday, Sunday or legal holiday. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made and completed if made and completed no later than 5:00 P.M. (Dallas, Texas time) on the day for performance.

     33. No Recording. The parties shall not record this Agreement nor any memorandum or notice thereof; provided, however, Buyer shall have the right to record a lis pendens in the event Buyer reasonably determines Seller is in default of its obligations under this Agreement. If Buyer breaches the terms of this Section, in addition to its rights under Section 16.1 hereof, Seller shall have the right to bring an action against Buyer to remove any cloud on title to the Real Property that such recording may cause and to collect damages from Buyer, which damages shall be in addition to the liquidated damages set forth in
Section 16.1.

     34. IRS Real Estate Sales Reporting. Buyer and Seller hereby appoint Escrowee as, and Escrowee agrees to act as "the person responsible for closing" the transaction which is the subject of this Agreement, pursuant to Internal Revenue Code of 1986 Section 6045(e). Escrowee shall prepare and file the informational return (IRS Form 1099-B) required by and otherwise comply with the terms of IRS ss. 6045(e). Escrowee further agrees to indemnify and hold harmless Buyer, Seller and their respective attorneys, for, from and against all claims and damages arising by failure of Escrowee to file such return.

     35. Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire Agreement between the parties and supersedes all prior negotiations, understandings and agreements, written and oral, between the parties.

     36. Acceptance. The Agreement shall not become effective until executed by Buyer and Seller into escrow with Escrowee. Unless this Agreement has been fully executed and delivered by Buyer and Seller and delivered to Escrowee on or before June 17, 2002, this Agreement shall be void and of no force or effect.

     37. Loan Assumption. Buyer shall commence to use good faith efforts to obtain Lender's approval for Buyer's assumption of the Loan on or before the expiration of five (5) business days after the Effective Date. Thereafter, Buyer shall continue to use good faith efforts to obtain the approval from the Lender for the assumption of the Loan by Buyer. Buyer shall forward to Seller copies of any and all notices and other correspondence received from Lender by Buyer or sent to Lender by Buyer (other than specific loan information or confidential financial information regarding Buyer) on or before the expiration of three (3) days after receipt or delivery of such notices and other correspondence. Seller and Buyer shall reasonably cooperate to facilitate the assumption of the Loan by Buyer. A condition precedent to Seller's obligation to close hereunder is that Lender, Seller and Buyer shall enter into at Closing a debt assumption agreement (the "Assumption Agreement"), pursuant to which Buyer shall assume the Loan and Seller shall be released by Lender from all debts, duties, obligations and liabilities under the Loan. If on or before 5:00 p.m., Dallas, Texas time on the expiration of ten (10) days after the expiration of the Contingency Period (as may be extended as provided below, the "Assumption Deadline"), Buyer has not obtained the approval for the assumption of the Loan from the Lender and the form and substance of the Assumption Agreement has not been agreed upon by the parties, this Agreement shall terminate; and upon such termination, Buyer shall be entitled to the return of the Deposit, and neither party shall have any further obligations hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            SELLER:
                                            -------

                                            TENNESSEE WALKER LTD.,
                                            a Texas limited partnership

                                            By:  Vintage Equities Inc.,
                                                 a Tennessee corporation,
                                                 its General Partner


                                                 By:  /s/  Randy Heady
                                                    ---------------------------
                                                 Name:     Randy Heady
                                                      -------------------------
                                                 Title:    President
                                                       ------------------------


                                            BUYER:
                                            ------

                                            AMERIVEST PROPERTIES, INC.,
                                            a Maryland corporation


                                            By:  /s/  John B. Greenman
                                               --------------------------------
                                            Name:     John B. Greenman
                                                 ------------------------------
                                            Title:    Vice President
                                                  -----------------------------

                                JOINDER BY ESCROWEE
                                -------------------

     The undersigned Escrowee joins in the execution of this Agreement for purposes of accepting its obligations as Escrowee under the terms of this Agreement. By signing below, Escrowee acknowledges receipt of a fully executed copy of this Agreement, with all exhibits attached, this 17th day of June, 2002.

                                            REPUBLIC TITLE OF TEXAS, INC.


                                            By:  /s/  Janine N. Barber
                                               --------------------------------
                                            Name:     Janine N. Barber
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                                            Title:    Senior Vice President
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